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                                                                     EXHIBIT 3.6

                                                          FILED
                                         in the office of the Secretary of State
                                               of the State of California

                                                       JAN 12 1996

                                                     /s/ Bill Jones
                                             BILL JONES, Secretary of State

                            ARTICLES OF INCORPORATION

                                       OF

                              ST. JOHN-ITALY, INC.

      The undersigned Incorporator hereby executes and acknowledges the following ARTICLES OF INCORPORATION for the purpose of forming a corporation under the General Corporation Law of the State of California.

      One: The name of the corporation shall be:

                              ST. JOHN-ITALY, INC.

      Two: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      Three: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      Four: The corporation is authorized to provide indemnification of agents (as determined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through amendments with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

      Five: The name and address in this State of the Corporation's initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is:

                               Robert C. Davis
                               17422 Derian Avenue
                               Irvine, CA 92714
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      Six: The corporation is authorized to issue only one class of shares, and the total number of shares which the corporation is authorized to issue is 10,000.

      Seven: The holders of the outstanding common stock of this corporation shall have full preemptive rights, as defined by law, to subscribe for or purchase that holder's proportional part of any further or additional shares of common stock issued at any time by this corporation.

      IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on January 10, 1996.


                                      /s/ Burleigh Brewer
                                      ----------------------
                                      BURLEIGH BREWER

      The undersigned declares that he is the person who executed the foregoing Articles of Incorporation and that such instrument is the act and deed of the undersigned.


                                      /s/ Burleigh Brewer
                                      ----------------------
                                      BURLEIGH BREWER


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